Exhibit 5.3

January 9, 2020

NGL Crude Cushing, LLC
6120 S. Yale Ave., Suite 805
Tulsa, Oklahoma 74136

Re:                             Guarantee of 7.5% Senior Notes due 2026 issued by
                                                NGL Energy Partners LP and NGL Energy Finance Corp.

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel & Corporate Secretary of NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”).  In such capacity, I have acted as counsel to NGL Crude Cushing, LLC, an Oklahoma limited liability company and a subsidiary of the Partnership (the “Oklahoma Guarantor”), in connection with the guarantee by the Oklahoma Guarantor (the “Oklahoma Guarantee”) of $450,000,000 aggregate principal amount of 7.5% Senior Notes due 2026 (the “Exchange Notes”) that are being issued by the Partnership and NGL Energy Finance Corp., a Delaware corporation (“NGL Finance” and, together with the Partnership, the “Issuers”), in exchange for a like principal amount of the Issuers’ issued and outstanding 7.5% Senior Notes due 2026.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of the following:

(a)                                 the Indenture dated as of April 9, 2019 (the “Indenture”) among the Issuers, the subsidiaries of the Partnership party thereto and U.S. Bank National Association, as trustee;

(b)                                 the form of the Exchange Notes attached as an exhibit to the Indenture (including the form of endorsement thereon of the Oklahoma Guarantee);

(c)                                  the Registration Statement on Form S-4, filed by the Issuers, the Oklahoma Guarantor and several other subsidiaries of the Partnership with the United States Securities and Exchange Commission (the “SEC”) on January 9, 2020 (the “Registration Statement”);

(d)                                 the certificate of limited liability company of the Oklahoma Guarantor;

(e)                                  the Second Amended and Restated Operating Agreement of the Oklahoma Guarantor;

(f)                                   resolutions of all of the members of the Oklahoma Guarantor adopted pursuant to the Omnibus Written Consent dated April 2, 2019; and

(g)                                  a certificate of the Secretary of State of the State of Oklahoma, dated as of a recent date, as to the corporate existence and good standing of the Oklahoma Guarantor.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Oklahoma Guarantor and such agreements, certificates of public officials, certificates of officers or other representatives of the Oklahoma Guarantor and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.  In rendering the opinions set forth below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to me as originals, (iv) the conformity to the authentic originals of all documents supplied to me as certified, photostatic or faxed copies, (v) the authenticity of the originals of such latter documents and (vi) that the Exchange Notes will be issued in the manner described in the Registration Statement.  As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied, to the extent I deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Oklahoma Guarantor and (ii) statements and certifications of public officials and others.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.                                      The Oklahoma Guarantor is a limited liability company validly existing and in good standing under the Oklahoma Limited Liability Company Act, as amended.

2.                                      The Oklahoma Guarantor has the requisite business entity power and authority to enter into the Indenture under the applicable laws of the State of Oklahoma.

3.                                      The Indenture (which includes the Oklahoma Guarantee) has been duly authorized, executed and delivered by the Oklahoma Guarantor under the applicable laws of the State of Oklahoma.

I am a member of the bar of the State of Oklahoma, and I express no opinion with regard to any matter that may be governed by the law of any jurisdiction other than the State of Oklahoma.  In rendering the foregoing opinions, my examination of matters of law has been limited to the applicable laws of the State of Oklahoma as in effect on the date hereof.  Without limiting the generality of and subject to the foregoing, in rendering the opinions herein, I have considered only those laws, statutes, rules and regulations that, in my experience, are customarily applicable to transactions of the character contemplated by the Indenture and the Exchange Notes.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.  I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.  The opinions set forth herein are expressed as of the date hereof, and I disclaim any undertaking or obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Kurston P. McMurray
Kurston P. McMurray,
Executive Vice President, General Counsel & Corporate Secretary